                              MAJESCO HOLDINGS INC.
                           160 RARITAN CENTER PARKWAY
                            EDISON, NEW JERSEY 08837
                                 (732) 225-8910

                                                              January 21, 2005

VIA EDGAR & FACSIMILE
---------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549
Attention: Loryn Zerner

         Re:      MAJESCO HOLDINGS INC. - FORM RW FOR WITHDRAWAL OF
                  REGISTRATION STATEMENT ON FORM 8-A
                  ----------------------------------

Ladies and Gentlemen:

  Please be advised that Majesco Holdings Inc. ("Majesco") hereby applies for an order granting immediate withdrawal of the Form 8-A filing made by Majesco on
  January 7, 2005, Accession Number: 0000950136-05-000101, file number
  001-32404. The Form 8-A is being withdrawn as the EDGAR filing header was completed in error as an 8-A12B, when it should have been submitted as an
  8-A12G. Majesco anticipates filing the Form 8-A again, with the proper header tag as soon as possible.

                                                       Very truly yours,

                                                       /s/ Jan E. Chason
                                                       ---------------------
                                                           Jan E. Chason
                                                       Chief Financial Officer

cc:   Todd E. Mason, Esq.